Sub-Advisory Agreement

Lincoln Variable Insurance Products Trust

Franklin Advisers, Inc.

K2/D&S Management Co., L.L.C.

This Sub-Advisory Agreement (the “Agreement”), made as of April 30, 2014, by and between Franklin Advisers, Inc. (“Franklin”), a California corporation, and K2/D&S Management Co., L.L.C. (“K2”), a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, Franklin and K2 are under the common control of Franklin Resources, Inc.;

WHEREAS, Franklin and K2 are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, Franklin, pursuant to a Sub-Advisory Agreement with Lincoln Investment Advisors Corporation (“Lincoln”) dated April 30, 2014 (the “Investment Management Agreement”), has been retained to render investment advisory services to one or more series of Lincoln Variable Insurance Products Trust (the “Trust”) specified on Schedule A to the Investment Management Agreement, which appendix currently specifies the LVIP Franklin Multi-Asset Opportunities Fund (the “Account”); and

WHEREAS, Franklin wishes to engage the portfolio management services of K2 to assist in the management of the Account, as Franklin determines appropriate from time to time, in its sole discretion.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Franklin hereby retains K2 and K2 hereby accepts such engagement, to furnish certain investment advisory services with respect to the investment portfolio of the Account, as more fully set forth herein.

(a) Subject to the instructions and supervision of Franklin, K2 agrees to provide certain investment advisory services with respect to the securities, investments and cash equivalents in the Account. Franklin will have full responsibility for all investment advisory services provided to the Account under the Investment Management Agreement.

(b) Both Franklin and K2 may place all purchase and sale orders on behalf of the Account. The placement of these orders will take place in San Mateo, California or Stamford, Connecticut.

(c) Unless otherwise instructed by Franklin or Lincoln, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by Franklin or Lincoln, K2 shall report daily all transactions effected by K2 on behalf of the Account to Franklin and to other entities as reasonably directed by Franklin or K2.

(d) In performing its services under this Agreement, K2 shall adhere to the Account’s investment objectives, policies and restrictions as provided in the Investment Management Agreement between Franklin and Lincoln and shall comply with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) thereunder in all material respects.

(e) In carrying out its duties hereunder, K2 shall comply with all reasonable instructions of Lincoln or Franklin in connection therewith. Such instructions may be given by letter, e-mail, telex, telefax or telephone confirmed by telex, provided a certified copy of such instructions has been supplied to K2.

(f) Franklin shall be responsible for the distribution to Lincoln of a copy of Part II of K2’s Form ADV, as may be required under U.S. federal securities laws.

(g) Decisions on proxy voting will be made by K2 unless such decisions are expressly reserved by either Franklin, a named fiduciary of the Account or Lincoln. K2 may in its discretion exercise any and all voting rights with respect to the securities, but it shall not be required to take any action or render any advice with respect to the exercise of such rights, whether by voting proxies solicited or with respect to the issuer of such securities.

(h) K2 agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, K2 hereby agrees that any records that it maintains for the Account are the property of the Account, and further agrees to surrender promptly to the Account any of such records upon the Account’s request, provided that K2 may keep a copy of such records. K2 further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Investment Company Act of 1940 for the periods prescribed by Rule 31a-1 under the Investment Company Act of 1940.

2. In performing the services described above, K2 shall use its best efforts to obtain for the Account the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by Lincoln, K2 may, to the extent authorized by law and in accordance with the terms of the Account’s Investment Management Agreement, cause the Account to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, K2 shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3. (a) Franklin shall pay to K2 a reasonable fee as agreed from time to time by Franklin and K2, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by K2 during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by Franklin relating to the previous month.

(b) Franklin and K2 shall share pro rata in any voluntary reduction or waiver by Franklin of the advisory fee due under the Investment Management Agreement between Franklin and Lincoln.

(c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4. It is understood that the services provided by K2 are not to be deemed exclusive. Franklin acknowledges that K2 may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Account (collectively, “Clients”). Franklin agrees that K2 may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Account. In providing services, K2 may use information furnished by others to K2 and Franklin in providing services to other such Clients.

5. K2 agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6. During the term of this Agreement, K2 will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Account. K2 will be responsible for all of its expenses and liabilities.

7. K2 shall, unless otherwise expressly provided and authorized, have no authority to act for or represent Franklin, Lincoln or the Account in any way, or in any way be deemed an agent for Franklin, Lincoln or the Account.

8. K2 will treat confidentially and as proprietary information of the Account all records and other information relative to the Account and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Lincoln, which approval shall not be unreasonably withheld and may not be withheld where K2 may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Account.

9. This Agreement shall become effective on the later of: (i) its execution; and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either: (a) by the Trustees of the Trust; or (b) a vote of a majority of the outstanding voting securities of the Account, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Account if a majority of the outstanding voting securities of the Account (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) votes to approve this Agreement or its continuance.

If any required shareholder approval of this Agreement or any continuance of this Agreement is not obtained, then K2 will continue to act as investment subadvisor with respect to the Account pending the required approval of the Agreement or its continuance or of a new contract with K2 or a different adviser or Subadviser or other definitive action; provided, that the compensation received by K2 in respect of the Account during such period is in compliance with Rule 15a-4 under the Investment Company Act of 1940.

10. (a) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by: (i) Lincoln, or the Trustees of the Trust, or a majority of the outstanding voting shares of the LVIP Franklin Multi-Asset Opportunities Fund series of the Trust, upon not less than thirty (30) days’ written notice to Franklin and K2; or (ii) Franklin or K2 upon not less than thirty (30) days’ written notice to the other party and to Lincoln.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, and in the event of any act or event that terminates the Investment Management Agreement between Franklin and Lincoln.

11. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of K2, neither K2 nor any of its directors, officers, employees or affiliates shall be subject to liability to Franklin for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Account.

(b) Notwithstanding paragraph 11(a), to the extent that Franklin is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Account (a “liability”) for any acts undertaken by K2 pursuant to authority delegated as described in Paragraph 1(a), K2 shall indemnify Franklin and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

12. Upon termination of K2’s engagement under this Agreement or at the direction of Lincoln, K2 shall forthwith deliver to Lincoln, or to any third party at Lincoln’s direction, all records, documents and books of accounts which are in the possession or control of K2 and relate directly and exclusively to the performance by K2 of its obligations under this Agreement; provided, however, that K2 shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case K2 shall provide Lincoln or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

13. Termination of this Agreement or K2’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt. Notices and communications shall be given:

(i)	to Franklin:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94403

  Attn: General Counsel

(ii)	to K2:

K2/D&S Management Co., L.L.C.

300 Atlantic Street, 12th Floor

Stamford, Connecticut 06901

  Attn: General Counsel

With a copy to:

Franklin Templeton Investments

One Franklin Parkway

San Mateo, California 94403

  Attn: General Counsel

16. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:	/s/ Edward B. Jamieson
Name:	Edward B. Jamieson
Title:	President

K2/D&S MANAGEMENT CO., L.L.C.

By:	/s/ Michael G. Sullivan
Name:	Michael G. Sullivan
Title:	Director of Fund Operations